UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2018

Pillarstone Capital REIT
(Exact name of registrant as specified in charter)

Maryland	001-15409	39-6594066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 555
Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (832) 810-0100
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 13, 2018, the Board of Trustees (the “Board”) of Pillarstone Capital REIT (the “Company”), upon recommendation from the Audit Committee of the Board, concluded that the Company’s audited consolidated financial statements for the years ended December 31, 2016 and December 31, 2017 and unaudited consolidated financial statements for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 (collectively, the “Prior Period Financial Statements”) should be restated to correct the accounting error described below and should no longer be relied upon. In addition, the reports issued by the Company’s independent registered public accounting firm, Pannell Kerr Forster of Texas, P.C. (“PKF”), on March 22, 2017 and March 29, 2018, respectively, should no longer be relied upon.

The Company will restate, as soon as reasonably practicable, the Prior Period Financial Statements in the following amended filings: (i) amendments to the Company’s Annual Reports on Form 10-K for the years ended December 31, 2016 and 2017 (collectively, the “Form 10-K/As”) and (ii) amendments to the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 (collectively, the “Form 10-Q/As” and, collectively with the Form 10-K/As,” the “Amended Filings”).

As previously disclosed, on December 8, 2016, the Company and Pillarstone Capital REIT Operating Partnership LP, a subsidiary and the operating partnership of the Company (the “Operating Partnership), entered into a Contribution Agreement (the “Contribution Agreement”) with Whitestone REIT Operating Partnership, L.P. (“Whitestone OP”), a subsidiary and the operating partnership of Whitestone REIT (“Whitestone”), both of which are related parties to the Company and the Operating Partnership, pursuant to which Whitestone OP contributed to the Operating Partnership all of the equity interests in four of its wholly-owned subsidiaries: Whitestone CP Woodland Ph. 2, LLC, a Delaware limited liability company; Whitestone Industrial-Office, LLC, a Texas limited liability company; Whitestone Offices, LLC, a Texas limited liability company; and Whitestone Uptown Tower, LLC, a Delaware limited liability company that together own 14 real estate assets for aggregate consideration of approximately $84.0 million, consisting of (i) approximately $18.1 million of Class A units representing limited partnership interests in the Operating Partnership (“OP Units”), issued at a price of $1.331 per OP Unit; and (ii) the assumption of approximately $65.9 million of liabilities by the Operating Partnership (collectively, the “Acquisition”). The Company is the general partner of the Operating Partnership and, immediately after the Acquisition, had an equity ownership interest in the Operating Partnership totaling approximately 18.6% and valued at approximately $4.1 million.

In connection with the Contribution Agreement, on December 8, 2016, the Company, as the general partner of the Operating Partnership, entered into an Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended and restated, the “Limited Partnership Agreement”). Pursuant to the Limited Partnership Agreement, subject to certain protective rights of the limited partners described below, the general partner has responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including a merger of the Operating Partnership or a sale of substantially all of the assets of the Operating Partnership. The limited partners have no power to remove the general partner without the general partner's consent. In addition, pursuant to the Limited Partnership Agreement, the general partner may not conduct any business other than in connection with the ownership, acquisition and disposition of the Operating Partnership’s interest and management of its business without the consent of a majority of the limited partners other than in connection with certain actions described therein. As such, the Company was deemed to exercise significant influence but not complete control over the Operating Partnership. As of the date of the Acquisition, the Company determined that it was not the primary beneficiary of the Operating Partnership under the variable interest entity (“VIE”) rules prescribed by U.S. generally accepted accounting principles (“GAAP”), and thus the Company’s investment in the Operating Partnership qualified for usage of the equity method of accounting.

In November 2017, the Company and Whitestone each received a comment letter from the Staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) relating to the Company’s and Whitestone’s Annual Reports on Form 10-K for the year ended December 31, 2016. In their letters, the Staff requested that the Company and Whitestone provide them with an analysis to support the determination that the Operating Partnership is a VIE of which Whitestone is the primary beneficiary. In response to the Staff’s comment, Whitestone, on its own behalf and on behalf of the Company, provided the Staff with its analysis of Whitestone’s accounting and financial reporting obligations relating to its interest in the Company. After communicating its analysis and conclusions to the Staff and responding to additional questions from the Staff relating to this matter, the Staff did not object to or otherwise take exception to the initial determinations at the time of the consummation of the Acquisition in December 2016 but provided a verbal reminder that the determination of the primary beneficiary of a VIE should be continually reassessed, and suggested that Whitestone consider pre-clearing future accounting treatment of the Operating Partnership with the Staff of the Office of the Chief Accountant (“OCA”).

In connection with the preparation and review of its financial statements for the quarter ended March 31, 2018, Whitestone concluded, in accordance with the Staff’s recommendation, and after consultation with its outside accounting advisors, that it would be prudent to seek the pre-clearance of the OCA of Whitestone's proposed treatment of the Operating Partnership in its financial statements for such quarter. Accordingly, in April 2018, Whitestone submitted a letter to the OCA seeking their concurrence with its determinations that Whitestone maintained its status as the primary beneficiary of the Operating Partnership and, accordingly, should continue to consolidate the Operating Partnership in its financial statements for the quarter ended March 31, 2018 in accordance with GAAP. After further correspondence, including telephonic meetings between Whitestone, its advisors and the OCA, the OCA informed Whitestone that it objected to Whitestone’s and the Company’s conclusions that Whitestone was the primary beneficiary of the Operating Partnership since the Acquisition in December 2016 and during the subsequent periods. Whitestone and the Company respectfully disagreed with the OCA’s determination and Whitestone, on its own behalf and on behalf of the Company, made a formal appeal to the Chief Accountant of the SEC.

On July 30, 2018, the Chief Accountant of the SEC informed Whitestone that its formal appeal was denied and that the OCA objected to Whitestone’s and the Company’s presentation of their investments in the Operating Partnership under the VIE accounting guidance since the consummation of the Acquisition in December 2016. As a result, the Company’s management has determined that the Company should not have used the equity method of accounting to present its investment in the Operating Partnership in each of the Prior Period Financial Statements. After consideration of the OCA’s objection to the Company’s original accounting, management evaluated the materiality of the error quantitatively and qualitatively and concluded that it was material to the Prior Period Financial Statements. The Company will revise its accounting treatment accordingly in the Amended Filings. The Company has determined that it is the primary beneficiary of the Operating Partnership through the Company's power to direct the activities that most significantly impact the Operating Partnership’s economic performance and the Company's right to receive benefits based on its ownership percentage in the Operating Partnership. Accordingly, the Company will account for the Operating Partnership as a VIE and fully consolidate it in the Company's financial statements prospectively and in the amended filings. Whitestone OP’s 81.4% interest in the Operating Partnership will be accounted for as a non-controlling interest and deducted from the Company’s share of net income and equity in the Operating Partnership. The Company’s management is also evaluating the Company’s internal controls over financial reporting and disclosure controls and procedures to determine if any material weaknesses existed in connection with this accounting error.

The Audit Committee of the Board and management have discussed the foregoing matters with PKF.

Forward-Looking Statements

This Current Report on Form 8-K contains historical information, as well as forward-looking statements within the meaning of the federal securities laws, including discussion and analysis of our financial condition; risks relating to the impact of the restatement on the Company’s financial statements; the impact of the restatement on the Company’s evaluation of the effectiveness of its internal controls over financial reporting and disclosure controls and procedures; the costs and expenses of the restatement; delays in the preparation of the restated financial statements and the Amended Filings; the risk that additional information will come to light during the course of the preparation of the restated financial statements that alters the scope or magnitude of the restatement; potential reviews, litigation or other proceedings by governmental authorities, shareholders or other parties; risks related to the impact on the restatement on the Company’s reputation, commercial contracts and ability to raise capital, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission from time to time. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILLARSTONE CAPITAL REIT

Date:	August 15, 2018	By: /s/ John J. Dee
Name: John J. Dee Title: Chief Financial Officer and Senior Vice President